Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-209466) and Form S-8 (File No. 333-134245 and File No. 333-40413) of Milestone Scientific Inc. and Subsidiary of our report dated April 6, 2016, which appears on page F-3 of this annual report on Form 10-K for the year ended December 31, 2016.

/s/ Baker Tilly Virchow Krause, LLP

 New York, New York

 March 31, 2017